CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Bertolet Capital Trust and to the use of our report dated February 13, 2004 on the financial statements and financial highlights of Pinnacle Value Fund, a series of Bertolet Capital Trust.   Such financial statements, financial highlights and report of independent certified public accountants appear in the 2003 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

April 15, 2004